Exhibit 99.2

TRANSCRIPT OF EARNINGS CONFERENCE CALL HELD ON NOVEMBER 1, 2016

CORPORATE PARTICIPANTS

Lori Novickis CBIZ Inc. - Director of Corporate Relations

Jerry Grisko CBIZ Inc. - President and CEO

Ware Grove CBIZ Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Jim Macdonald First Analysis Securities Corporation - Analyst

Joan Tong Sidoti & Company, LLC - Analyst

Robert Kirkpatrick Cardinal Capital Management, L.L.C. - Analyst

PRESENTATION

Operator

Good morning, everyone, and welcome to the CBIZ Third Quarter 2016 Earnings Conference Call. (Operator Instructions) Please note that this event is being recorded.

I would now like to turn the conference over to Lori Novickis, Director of Corporate Relations. Please go ahead.

Lori Novickis - CBIZ Inc. - Director of Corporate Relations

Thank you, William. Good morning, everyone, and thank you for dialing in to the CBIZ third quarter and nine months 2016 Results Conference Call. In connection with this call, today’s press release has been posted on the Investor Relations page of our website, www.cbiz.com. This call is also being webcast, and a link to the live webcast as well as the replay can also be found on our website.

Before we begin our presentation, we would like to remind you that during the call, management may discuss certain non-GAAP financial measures. A reconciliation of these measures to the most comparable GAAP measures can be found in the financial tables of today’s press release.

Finally, remember that management may also make forward-looking statements. Such statements are based on current information and management’s expectations as of this date and do not guarantee future performance. Forward-looking statements involve certain risks, uncertainties and assumptions that can be difficult to predict. Actual results can and sometimes do differ materially. A more detailed description of such risks and uncertainties can be found in the company’s filings with the Securities and Exchange Commission.

Joining us for today’s call are Jerry Grisko, President and CEO; and Ware Grove, CFO.

I will now turn the call over to Jerry Grisko for his opening remarks. Jerry?

Jerry Grisko - CBIZ Inc. - President and CEO

Thank you, Lori, and good morning, everyone. Our third quarter and nine-month results were released this morning, and we’re pleased to report continued strong growth in revenue, improved pretax margin and growth in earnings per share.

Total revenue for the third quarter was up 6.8%, with acquired revenue contributing 5.8% and the remainder coming from same-unit revenue growth. Margin on pretax income from continuing operations improved by 40 basis points, and earnings per share grew by 11.1% in the third quarter of this year compared with the prior year.

For the nine months ended September 30, total revenue was $621.0 million, up 6% from a year ago. Same-unit revenue was up 2.5% for the first nine months of this year, and we improved margin on pretax income from continuing operations by 60 basis points.

Earnings per share for the first nine months this year was $0.77, an increase of 13.2% over the $0.68 per share reported for the nine months a year ago. As we have discussed in prior calls, the seasonal nature of our tax and accounting work results in proportionately more revenue in the first half of the year compared with the second half. Given that seasonality, we are pleased with the performance of the business in the third quarter and for the first nine months and expect that full year results will generally be in line with the guidance on revenue and earnings per share that we previously provided.

Now turning to each of our practice groups. Our Financial Services group recorded another quarter of strong growth, both in revenue and in contributions to earnings. Total revenue for the third quarter was up by 4%, with same-unit revenue growing at 3.8% compared with the same period a year ago. For the nine months, total revenue grew by 5.1% with same-unit revenue growth up 5% compared with a year ago. The pretax margin contribution from this business has also improved by 50 basis points this year, and we are pleased to report that the growth continues to come from both our government health care consulting business and our core accounting business.

Within our core accounting business, we are pleased to see an increase in billable hours and in pricing. We also raised staff levels this year over 2015 to satisfy an increase in client demand. With peak client demand occurring in the first half of the year, our objective is to keep the staff utilized during the second half of the year when client demand is seasonally weaker. The third quarter results reflect favorably on our off-season productivity of our staff.

The government health care consulting business continues to be a very strong performer with steady growth in both revenue and earnings contributions. As the leading provider of our services to state Medicaid programs, we continue to expand the scope of services that we provide to a number of the states, and we are also expanding our service offerings related to the federal Medicare programs. As a reminder, most of these engagements are multiyear in nature and are periodically renewed through a formal RFP process. Our success rate in winning RFPs continues to be very high.

Now turning to our Employee Services group. Within that group, total revenue grew by 12.5% in the third quarter compared with the third quarter of 2015 and grew by 8% for the first nine months compared to the same period a year ago. We have been very active in our acquisition activity within this group, and our newly acquired operations are performing in line with expectations.

While we are pleased with the overall growth of this group, same-unit revenue for the group declined by 2.8% for the first nine months of this year. The softness in our Employee Services group organic revenue can be broadly ascribed to the following areas. First, across the business, we have experienced some lower levels of production and some turnover among a small number of our perennial top performers, including as a result of retirement. While we have been successfully replacing the headcount, it will take some time for our new producers to reach the level of productivity contributed by our more seasoned producers.

Within the employee benefit service line, we have also experienced lower contingent commissions and less favorable retention rates caused in part by the sale of a number of our large clients. We are comfortable that we have the right leaders focused on the right areas and that the organic revenue results will improve as a result of this focus.

Within our retirement plan services business, we benefited in 2015 from a number of large projects in our actuarial business. And while we’re pleased with our current pipeline of project work, the number and size of large projects has not recurred at the same levels thus far in 2016 compared to 2015.

On a positive note, our payroll services business continues to record growth this year. And although not materially impacting revenue in 2016, we are encouraged by the early reception that we’re receiving from our clients when we go to market by combining our payroll, our benefits and our HR technology services into an integrated service offering to our clients.

Also as I mentioned during the past 12 months, we have been very active with acquisition activity within our Employee Services group. These acquisitions have provided us a broader array of services in our retirement planning area, bolstered our payroll offerings and enhanced our employee benefits services, all of which are designed to strengthen our strategic positioning in the market.

With these comments, let me now turn it over to Ware Grove, our Chief Financial Officer, to highlight additional financial results for the quarter.

Ware Grove - CBIZ Inc. - CFO

Thank you, Jerry, and good morning, everyone. During the first nine months this year, our acquisition spending was approximately $44.3 million, including earnout payments on acquisitions made in prior years. For the remainder of 2016, we are estimating an additional payment of approximately $1.7 million for earnouts. Looking ahead, we are estimating earnout payments of approximately $11.8 million in 2017, $7.5 million in 2018, approximately $5.5 million in 2019, and approximately $400,000 is estimated for the year 2020 at this point.

Capital spending for the first nine months this year was approximately $3.2 million, and we expect full year capital spending to be within a range of $4.0 million to $5.0 million for the full year this year.

Cash flow from operating activities has continued to be steady. Days’ sales outstanding on receivables stood at 86 days at September 30 this year compared with 85 days a year ago. With our seasonal billing and collection cycle, as is our typical seasonal pattern, we expect the days’ sales outstanding on receivables will lower to within a range of approximately 70 to 72 days by the end of the year.

Bad debt expense as a percent of revenue stood at 53 basis points this year at September 30 compared with 79 basis points a year ago and is lower this year due to the successful recovery of several previously recorded bad debts.

At September 30 this year, the balance outstanding on our $400.0 million unsecured credit facility was $219.6 million. That means there is approximately $100.0 million of unutilized financing capacity currently and we have the flexibility to continue with our strategic acquisition program. And we have the flexibility to continue to address opportunities for share repurchases at the same time. Our priority for the use of capital continues to be focused on strategic acquisitions. But with a goal of maintaining a constant share count at approximately 50.0 million shares over time, we can continue to take an opportunistic approach towards share repurchase activity.

We continue to review the opportunity for share repurchases with a relatively consistent strength in our share price in recent months. However, share repurchase activity this year has been nominal. Through September 30 this year, we have repurchased approximately 700,000 shares at a cost of approximately $6.6 million. And since the end of the quarter, we have repurchased an additional approximately 50,000 shares at a cost of approximately $550,000 under our 10b5-1 program that we have had in place.

Our fully diluted weighted average share count at September 30 this year was 53.3 million shares. And for the full year of 2016, we expect a fully diluted weighted average share count of approximately 53.5 million shares at year-end.

With the redemption of the convertible notes in the second half of last year, as expected, interest expense is lower this year with approximately $5.0 million of interest expense for the nine months this year compared with approximately $7.7 million of interest expense a year ago.

Now as you look at the income statement, I want to remind you to bear in mind the impact of accounting for the gains or losses on our deferred compensation plan assets, which, at September 30 this year, were approximately $70.0 million. As a reminder, there is no impact on our reported income before tax expense, but the accounting does impact the reported operating expense and the reported G&A expense. Recognizing investment losses for the quarter and nine months a year ago compared with recognizing the investment gains for the quarter and nine months this year, the impact on reported expense does need to be considered, and it is outlined in the footnotes that are part of our earnings release. When you exclude the impact of the accounting for these gains and losses, the operating income margin for the nine months this year was 11.6% compared with 11.3% for the nine months a year ago.

Our effective tax rate for the nine months ended September 30 this year was approximately 40% compared with approximately 41% for the nine months a year ago. We are achieving a slightly lower effective tax rate for state income taxes this year, and we continue to expect an effective rate of approximately 40% for the full year this year.

So as Jerry commented earlier, we are very pleased with the performance of the business for the nine months this year. With revenue growth of 6% for the nine months ended September 30 this year, we are pleased to report an increase in pretax income margin and an increase in earnings per share from continuing operations to $0.77 compared with $0.68 for the same period a year ago. This is an increase of 13.2%, and we’re happy to be leveraging the 6% increase in revenue into a much faster rate of growth in earnings per share.

Looking at the full year expectations this year, we continue to project total revenue growth within a range of 6% to 8% over the level achieved for 2015, with earnings per share from continuing operations increasing within a range of 12% to 15% over the $0.66 per share reported in 2015, or within a range of 9% to 12% over an adjusted $0.68 per share when you eliminate the impact of the 1.2 million share equivalents that were reported at the end of 2015 in connection with the convertible notes that were outstanding during 2015.

Cash flow continues to be strong with adjusted EBITDA reported of $89.4 million at September 30 this year, an increase of 7% over the $83.6 million reported at September 30 a year ago. So for the full year this year, we continue to project growth in adjusted EBITDA within a range of 7% to 9% over the $87.0 million reported for the full year last year.

So with these comments, I’ll conclude, and I’ll turn it back over to Jerry for further comments, and then open it up for questions and answers and discussions.

Jerry Grisko - CBIZ Inc. - President and CEO

Great. Thank you, Ware. I want to touch on just a couple of nonfinancial highlights for the quarter before we turn it over for questions. Many of the listeners on today’s call participated in the Analyst Day that we held at the New York Stock Exchange on September 13. In addition to the high-level overview of the company that we often provide in our Investor Meetings, participants had an opportunity to hear the heads our Financial Services group and our Employee Services group provide a more detailed overview of the industries that we’re in and our competitive position in those industries. We hope that the information was helpful in gaining an appreciation for our unique and differentiated position in the market and the value that, that brings to our clients.

CBIZ also celebrated our 20th anniversary in August. Each of our offices participated in the celebration. And together, we contributed over 20,000 volunteer hours to our local not-for-profit organizations. We are also proud to announce that we will be donating $20,000 to the American Cancer Society as part of that celebration, both of which are a reflection of our continued commitment to our core value of supporting the communities in which we live and work.

At this point, I’d like to turn it back to you, William, for questions and answers.

QUESTION AND ANSWER

Operator

(Operator Instructions) And the first questioner today is Jim MacDonald from First Analysis. Please go ahead, sir.

Jim Macdonald - First Analysis Securities Corporation - Analyst

Yes, good morning, guys. I’m glad you didn’t get to the baseball related things in your other comments, but we are still live. The first question on Employee Services. Is there any particular reason that you’re having higher turnover of these reps? Is it tougher environment in general? Anything else that might be causing this phenomenon?

Jerry Grisko - CBIZ Inc. - President and CEO

No, Jim. This is Jerry. We’ll get to the baseball later, by the way. But no, we looked at that issue, Jim. It’s really just a couple of people. They happen to be higher performers left for a variety of reasons again, including retirement, and we are looking at this as really just a point in time. There is nothing that we see that appears to be a pattern or anything to be concerned with. The person that runs that group has been on this issue and is very comfortable with the reasons that people have left.

Jim Macdonald - First Analysis Securities Corporation - Analyst

And can you give the same-store sales for Employee Services this quarter? And when do you sort of anniversary some of this difficulty?

Ware Grove - CBIZ Inc. - CFO

Jim, this is Ware. Yes, we actually start to lap our anniversary some of this stuff in the fourth quarter and certainly, next year. This was largely kind of a second half phenomenon last year and maybe ran into a bit this year in terms of kind of the timing of the retirements and turnover that impacted some of the revenue.

The quarter, the Employee Services group was down 4.9%. And for the year, down 2.8% organically. So the acquisition activity has been pretty heavy in this area. We’re happy with the overall results, but the underlying organic is a bit weak, as Jerry commented earlier.

Jim Macdonald - First Analysis Securities Corporation - Analyst

Okay. And just one more. So on the government services side, is it fair to say that that’s still growing in the upper single digits? Or any major change in growth rate there?

Ware Grove - CBIZ Inc. - CFO

No, Jim. This is Ware. Yes, same story. High single digits, continued growth. We think that’s very sustainable for a period of time, as we outlined during the Analyst Day, so no change in the trend there.

Operator

(Operator Instructions) And the next questioner is Joan Tong from Sidoti & Company. Please go ahead.

Joan Tong - Sidoti & Company, LLC - Analyst

So guys, a couple of questions here. First off, the 1% organic growth, obviously, it’s just a little bit disappointing. But if I look at your operating leverage just based on that 1% top line growth and total growth is 6%, 7%, it’s still very decent. They are pretax, like, year-over-year growth. It’s there. And also, we are seeing some nice expansion on the pretax margin.

So if I were to look at sort of like over a longer period of time, over next year, what’s really your thinking about, like, maybe investment, hiring? And just want to get a sense that, “Hey, you know what? If we are seeing that level of organic growth, how can we be able to see any operating leverage if there’s any additional hiring or maybe capacity expansion?” Just want to get a sense of what you’re thinking.

Jerry Grisko - CBIZ Inc. - President and CEO

So thanks, Joan. First of all, I want to draw your attention to the fact that it is — our numbers are seasonal, right? So when you see the 1% in the third quarter, we have 2.5% so far for the nine months. And again, faster growth typically the beginning of the year, and then it kind of slows a little bit into the later parts of the year. So that’s just one point of observation.

The other thing, getting specifically to your question, on all fronts, we are focused on organic growth. So you mentioned staffing. As I mentioned in my comments, if you looked at 2015, we actually had the client demand, but our staffing was down a little bit. We didn’t get all the work out the door certainly in the first half of the year, so we increased our staffing in 2016 compared to 2015. That helped us improve revenues in the first half. But even more encouraging, we were able to keep that staff busy kind of into the third quarter, and we’re very pleased with the amount of off-season work that we’re able to utilize there, too. We will continue to look at our staffing levels to make sure that we are adequately staffed and continue to be active in the market as far as recruiting talent and particularly laterals.

The other thing that we’re focused on from an organic revenue growth perspective are particular areas of accelerated growth. So Ware mentioned, for example, the government health care consulting business. We’ve won some very nice contracts there. We continue to see nice growth in the states that we — 49 states that we represent. We’re also expanding some of the work that we do at the federal level, so we’re very encouraged by that. And there are a number of other areas within each of the core businesses, including the combination, as I alluded to earlier, of the payroll and the benefits and the technology, what we call ESO on employee benefits side. We see nice trends there, albeit early stage. We see nice growth in some of our specialty consulting areas on the core accounting side. And we’re also seeing nice growth and more growth in just the general services that we’re providing on the accounting side of the business. So overall, quite positive, and we’re focused on those areas of opportunity.

Joan Tong - Sidoti & Company, LLC - Analyst

Okay, okay. And since you touched on the government consulting — the health consulting side of the business, so if I recall, you had a recent deal with CMA, which is like a $70.0 million five-year contract. But you also mentioned that, like, just in general, that particular business, Medicaid and Medicare has been quite strong. And then there’s some expansion in the scope of that business that you booked further in the near term. So I’m just wondering, like, how do you — how we’re going to see this particular business over the long term? Are you still pretty comfortable with that 10% growth a year? And also in terms of new business — and can you just kind of pinpoint here like what are some of the additional, like, business that you actually booked recently?

Jerry Grisko - CBIZ Inc. - President and CEO

Yes. First of all, to answer your first question, yes, we’re reasonably comfortable that the growth that we’ve experienced over the past couple of years should continue into the foreseeable future. We have no reasons to believe that, that won’t be the case.

As far as the growth that we’re seeing, we’re seeing expansion of the services that we provide within the states that we represent on the Medicaid side. We’re also seeing, as you mentioned, the large federal contract. We’re seeing some opportunities in that space as well. They’re coming in a number of different areas. But again, we have people who are always cultivating those relationships and certainly, working with the — both the federal and the state governments to understand our skill set and the services we can provide, and we’ve seen very favorable opportunities coming out of those discussions.

Joan Tong - Sidoti & Company, LLC - Analyst

Okay, okay. Got it. And then finally, on the cash flow. Obviously, very solid free cash flow generation, and you continue to mention acquisition would be a priority. So I just wonder how the sales acquisition pipeline is looking and — in terms of evaluation and sizes of opportunity — different opportunities out there.

Jerry Grisko - CBIZ Inc. - President and CEO

The pipeline is consistent with what we’ve seen over the past couple of years. There are a couple of larger transactions in that pipeline, although nothing larger than what we’ve historically done. But relative to some other transactions, there are some larger transactions. What I will tell you is they’re early stage. There is a high mortality rate in those discussions. It’s very hard to predict how many of those transactions will be completed and the timing of those transactions. But we are very comfortable with the pipeline that we have.

Moreover, we are very focused on making sure that we’re optimizing the sourcing of those transactions and the number of looks that we’re getting. And we’re always improving in that area, including by contracting with some outside resources that can help us make sure that we’re getting a good number of looks.

So I think we’ve improved our acquisition process over the past year. We’re focused on continuing to improve that process. It takes a little while for those improvements to take hold and actually show results, but we’re encouraged by what we’re seeing.

Operator

Our next questioner today is Robert Kirkpatrick from Cardinal Capital Management. Please go ahead, sir.

Robert Kirkpatrick - Cardinal Capital Management, L.L.C. - Analyst

Could you please talk about the tone of your customers as they look to their businesses and the economy in the next six months or year or something, especially given the uncertainty of the election? I’m curious just to that.

Jerry Grisko - CBIZ Inc. - President and CEO

Yes. Robert, we basically have — the information we have is mostly anecdotal. But as I’ve commented before, I travel from office to office as does Ware and other members of the senior team. When we do that, we always sit across the table from the most senior client-facing professionals that we have in the office, and that is generally the subject of discussion, which is, what are we seeing in the market, what are we seeing from our clients, what is the level of optimism? And I will tell you that there is a higher level of optimism today than there certainly was a year ago or two years ago at this point.

Early signs on GDP is that GDP will be up in the third quarter compared to the second quarter. There are a number of reports that measure specifically small/middle market businesses. The trends are generally positive in that regard, and I will share that the sentiment of small/middle market businesses from all accounts on our front, so the conversations that we’re having are generally more optimistic than oftentimes what you read about in the paper because many of those concerns that you read about in the paper are specific to a particular sector like energy or they have international exposure, etc.

Our clients, being small/middle market businesses, predominantly focus on the overall climate in their local towns, in their states and in their business environments. And again, I would share that, that is generally more optimistic than, again, it’s about a year or two ago. On top of that, the evidence that we have is that we have seen a larger number of RFPs and that we’ve actually won a nice number of sizable engagements for off-season work, which is a pretty good indicator for us.

Operator

(Operator Instructions) It looks like we have no further questioner, so this will conclude our question-and-answer session. I would now like to turn the conference back over to Jerry Grisko for any closing remarks.

Jerry Grisko - CBIZ Inc. - President and CEO

Okay. Thank you, William. For the members of our team who are listening on today’s call, I want to congratulate you on another strong quarter and thank you for all that you do to contribute to our success. I would also like to thank our shareholders and analysts as well as our over 4,400 team members and 90,000 clients for your continued support of our company. Thank you, and have a nice day.

Operator

The conference has now concluded. Thank you all for attending today’s presentation. You may now disconnect your lines.